INNOVATION THAT CAN’T BE COPIED	News Release
Document Security Systems, Inc. First Federal Plaza 28 East Main Street Rochester, NY 14614	Investor contact: Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 Email: dpawlowski@keiadvisors.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Announces Ruling
in Patent Validity Lawsuit in United Kingdom

ROCHESTER, NY, March 26, 2007 - Document Security Systems, Inc. (AMEX: DMC) (“DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced today that the High Court of Justice, Chancery Division, Patents Court in London, England issued its decision in the patent invalidity lawsuit brought by the European Central Bank (the “ECB”) against Document Security Systems, Inc. The English Court has ruled that European Patent No 0455750B1 (the “Patent”), that was awarded to the Company by the European Patent Office Technical Board of Appeal, has been deemed invalid in the United Kingdom due to the courts interpretation of “added matter”. The Court’s decision does not affect the validity of the Patent in other European countries. The judgment is the outcome of a hearing held in London, England, which concluded on January 30, 2007.

On August 1, 2005, DSS filed a patent infringement lawsuit in the European Court of First Instance against the ECB alleging that the Euro banknotes produced by the ECB infringe the Patent. The ECB contended that the proper venue was not in the Court of First Instance, but rather in each individual country that is a member of the ECB. On March 24, 2006, DSS received notice that the ECB had filed separate lawsuits in the United Kingdom and Luxembourg patent courts seeking the invalidation of the Patent. Claims to invalidity of the Patent, largely in the same form, were subsequently served in the Netherlands, Germany, Austria, Italy, Spain, Belgium and France. The parties are still awaiting the ruling from the Court of First Instance on the issue of venue.

Patrick White, Chairman and CEO of DSS, commented, “We are disappointed that The English Court has ruled against the validity of the Patent in the United Kingdom, especially when the decision was based on one area of the case, added matter, which is a technical interpretation. Our shareholders should be aware that we successfully defended against all forms of “prior art” and all other claims of invalidity where science and facts were involved. It all came down to the test where the court’s understanding of the scope of the disclosure of the patent as filed differed from the Technical Board of Appeal of the European Patents Office’s interpretation, which allowed the scope of the claims to grant. We will review our options with respect to the appeal of the decision, and at this point we will continue defending the Patent’s validity in the eight remaining European national courts. The ECB must win in all nine countries in order to achieve a complete invalidation of the Patent and to stop the infringement suit from moving forward.”

Patrick White continued, “this decision does not impact our accelerating growth in revenue for this year or beyond. We will continue to build and nurture relationships with leaders in the defense and security industries and we will continue to grow sales in the United States, Europe, and the rest of the world. We have already developed and are marketing laser moiré and other technologies that far surpass the effectiveness of the technology of the Patent, and we have exceeded the expectations of our partners with the power and capability of our recent inventions.”

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Document Security Systems Announces Ruling in Patent Validity Lawsuit in United Kingdom
March 26, 2007

We are evaluating the financial impact to DSS as a result of this Court decision. We understand that DSS may be required to pay a portion of the ECB’s costs associated with the United Kingdom invalidity lawsuit, which will be determined by the Court after a hearing.

The next ECB invalidity lawsuit against the Patent will be heard by the Federal Patent Court (Bundespatentgericht) in Munich, Germany, tomorrow, March 27, 2007. The hearing is expected to last one day, and the court may issue a ruling on the same day.

About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s seven patents and 12 patents-pending covering over 20 technologies which protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions, expected future developments and other factors which the Company believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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